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                                                                 EXHIBIT (10)(a)





March 25, 1996



- -Name-
Pharmacia & Upjohn, Inc.

Dear -Name-:

In order to induce you to continue as a director of Pharmacia & Upjohn, Inc. (the "Company") or of one or more of its subsidiaries, the Company hereby agrees with you as follows:

1. Indemnification. The Company hereby agrees to indemnify you and your successors referred to in Section 4 to the greatest extent permitted by applicable law against any and all expenses (including expert witness' and attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by you (net of any related insurance proceeds received by you or paid on your behalf) ("Indemnifiable Expenses") in connection with any present or future threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, based upon, arising from, relating to, or by reason of the fact that you were, are, shall be or shall have been a director or officer of the Company, or are or were serving, shall serve or shall have served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (collectively "Actions"); provided that such indemnification shall not apply to any actions, suits or proceedings in which you shall have been adjudged liable because of your willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of your office.

2. Method of Indemnification. If you prevail on the merits or otherwise in the defense of any Action, or in the event you enter into a settlement agreement with respect to the same, you shall, upon making a written request to the Company accompanied by supporting documentation as set forth below, be entitled to receive promptly from the Company, and the Company hereby covenants and agrees to provide promptly to you directly, reimbursement in cash for the total amount of your Indemnifiable Expenses with respect thereto which shall not have been previously reimbursed by the Company to you. In making a written request for such reimbursement of Indemnifiable Expenses, you shall submit to the Company a schedule setting forth in reasonable detail your Indemnifiable Expenses and the dollar amount expended for each such Indemnifiable Expense. Such schedule shall be accompanied by a copy of the bill, agreement, judgment or other documentation relating to each Indemnifiable Expense listed therein.

If you are unsuccessful on the merits in the defense of any Action, you shall be similarly entitled to receive promptly from the Company directly, upon making a written request with the supporting documentation described above, reimbursement in cash for the total amount of your Indemnifiable
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Expenses with respect thereto which shall not have been previously reimbursed by the Company to you, but your written request to the Company must also include, if the Company shall so request, a written opinion, addressed to the Company, of independent counsel to the effect that you have not been held to be liable in such Action because of your willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of your office and, in the case of any criminal Action, had no reasonable cause to believe your conduct was unlawful. The term "independent counsel" means, for this purpose, counsel who has not represented you, the Company or any other party in such Action and who is reasonably acceptable to the Company.

3. Advance of Indemnifiable Expenses. The amount of Indemnifiable Expenses previously incurred by you or reasonably expected by you to be incurred by you within the three months next succeeding a request by you as described below, and not in either case previously reimbursed by the Company to you, in defending any Action shall be paid directly to you promptly by the Company upon your written request or requests, from time to time, which shall include a schedule setting forth in reasonable detail the amount incurred or reasonably expected to be incurred within the next three months by you for any Indemnifiable Expense not previously reimbursed by the Company to you. The amount paid by the Company to you pursuant to such a request is herein referred to as an "Advanced Amount."

In any proceeding to which both you and the Company are a party and where there is an apparent conflict between your defense and that of the Company, you may request that the items of expenses be held in confidence by the Company's accounting and finance departments and not disclosed to our senior management or in-house or outside legal counsel advising the Company in that action.

You hereby agree to repay all Advanced Amounts to the Company promptly after the final resolution of the Action or proceeding to which such Advanced Amounts relate if you are not entitled to reimbursement pursuant to Section 2 for the Indemnifiable Expenses to which such Advanced Amounts relate.

You also agree to repay to the Company the amount by which aggregate Advanced Amounts with respect to any Action exceed Indemnifiable Expenses with respect thereto for which you are entitled to reimbursement pursuant to Section 2, promptly after the final resolution of such Action.

4. Successors; Binding Agreement. The Company shall require each successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), if any, to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform the Company's obligations under this Agreement.

This Agreement shall inure to the benefit of and be binding upon your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

5. Notice. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by registered mail, return receipt requested, postage prepaid, if to you, at the address at which you receive your Board materials, and if to the Company, to Kenneth M. Cyrus, Esq., Senior Vice President, General Counsel and Secretary at the Company's principal business address.
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6.     Miscellaneous.  The provisions of this Agreement shall not be deemed exclusive of, and shall not diminish, any other right that you may have to be indemnified or insured by the Company, any subsidiary of the Company or any other person or entity under any statute, by-law, agreement, policy of insurance or surety or otherwise, whether or not now in effect. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and, on behalf of the Company, by its Chairman of the Board or such other officer as may be specifically designated for such purpose by the Board of Directors. No waiver of any right in any respect hereunder by either party hereto shall constitute a waiver of such right in any other respect or of any other right hereunder and no such waiver of, or delay in exercising, any right hereunder shall constitute a waiver of such right, or any other right, at any other time. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. This Agreement shall be effective as of November 21, 1995.

7. Severability. The invalidity or unenforceability in any respect of any provision of this Agreement shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same instrument.

If this letter correctly sets forth our agreement with respect to the subject matter hereof, please sign and return to the Company the enclosed copy of this letter, which shall thereupon constitute a binding agreement between us.

Very truly yours,

Pharmacia & Upjohn, Inc.


By:    _____________________________________________________
       Kenneth M. Cyrus, Senior Vice President,
       General Counsel and Secretary


AGREED TO THIS __________ DAY
OF MARCH, 1996



________________________________________________________
- -Name-